UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 4, 2024
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American Assets Trust, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	001-35030	27-3338708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Carmel Mountain Road, Suite 100
San Diego, California 92121
(Address of principal executive offices and Zip Code)

(858) 350-2600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Name of Registrant	Title of each class	Trading Symbol	Name of each exchange on which registered
American Assets Trust, Inc.	Common Stock, par value $0.01 per share	AAT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2024, American Assets Trust, Inc. (the “Company”) entered into restated employment agreements with Ernest Rady, the Company’s current Chairman and Chief Executive Officer, and Adam Wyll, the Company’s current President and Chief Operating Officer, which agreements will become effective on January 1, 2025. As previously announced by the Company, Mr. Rady will transition from Chief Executive Officer to Executive Chairman effective as of January 1, 2025, with Mr. Wyll succeeding him as President and Chief Executive Officer effective on such date.

Each restated employment agreement has an initial term of one year, commencing January 1, 2025. On each January 1, the term of the restated employment agreements will automatically be extended for successive one-year periods, unless earlier terminated. Each of Mr. Rady and Mr. Wyll will report to the Board of Directors of the Company.

Under the restated employment agreements, commencing January 1, 2025, Mr. Rady and Mr. Wyll will receive an annual base salary of $600,000 and $750,000, respectively, which is subject to increase at the discretion of our Compensation Committee. In addition, Mr. Rady and Mr. Wyll are eligible to receive an annual cash performance bonus, the amount of which will be determined based on the attainment of objective and subjective performance criteria established by our Compensation Committee. Commencing in 2025, Mr. Rady’s target bonus will be 100% of his annual base salary and Mr. Wyll’s target bonus will be 127% of his annual base salary.

Mr. Rady and Mr. Wyll will be eligible for annual equity awards with a target value of $800,000 and $1,600,000, respectively. In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

In connection with the transition, Mr. Wyll will receive a one-time equity award of $1,600,000 of the Company’s common stock, which will vest over a period of three years from the date of grant in substantially equal annual installments.

Under the restated employment agreements, if Mr. Wyll's employment is terminated by the Company without “cause” or by him for “good reason” (each, as defined in the restated employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, he will be entitled to receive the following: (i) a lump-sum payment in an amount equal to two times the sum of (x) his annual base salary then in effect, plus (y) an amount equal to the average of the annual bonuses awarded to him for each of the three fiscal years prior to the date of termination; (ii) continued health coverage for a period of twelve months at our expense; and (iii) unless otherwise provided in an equity award agreement, accelerated vesting of 50% of his outstanding equity awards held by him as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control).

Mr. Rady’s severance entitlement remains unchanged from his existing employment agreement, and is generally consistent with the foregoing with the exception that his multiplier for purposes of clause (i) above is one times the sum of those amounts, unless his termination occurs within twelve months following a change in control, in which case it will be two times.

In the event that Mr. Rady’s or Mr. Wyll's employment is terminated because the Company elects not to renew the term of the employment agreement, then he will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. An executive’s right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.

Upon a termination of employment by reason of death or disability, unless otherwise provided in an equity award agreement, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by him as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

The restated employment agreements also contain customary confidentiality and non-solicitation provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Assets Trust, Inc.
	By:	/s/ Robert F. Barton
Robert F. Barton
Executive Vice President and Chief Financial Officer
December 5, 2024

EXHIBIT INDEX

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).
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5